EXHIBIT 10-25

TEGNA Inc.
2001 Omnibus Incentive Compensation Plan
(Amended and Restated as of May 4, 2010)
Omnibus Amendment to the Outstanding Award Agreements of Certain Executives

Pursuant to Section 3.2 of the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010), as amended (the “Plan”), the Executive Compensation Committee hereby amends, effective November 1, 2016, each of the outstanding Stock Unit Award Agreements and Performance Share Award Agreements held by Gracia C. Martore, Victoria D. Harker, David T. Lougee, John A. Williams, Todd A. Mayman, Kevin E. Lord and William A. Behan by adding the following new provision to the end of each of their Award Agreements:
Notwithstanding any provision to the contrary, in connection with a payout of the Award, the Company shall have the power and the right to reduce the number of Shares delivered to the Employee by a number sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld; provided that the amount that is withheld, or may be withheld at the Employee’s discretion, cannot exceed the amount of the taxes owed by the Employee using the maximum statutory tax rate in the Employee’s applicable jurisdiction(s).

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of November 1, 2016.

TEGNA INC.

By: /s/ Kevin E. Lord
Name: Kevin E. Lord
Title: SVP and Chief Human Resources Officer